Exhibit 99.B

Execution Version

COORDINATION AGREEMENT

by and among

2684343 Ontario Limited,

CPP Investment Board Private Holdings (4) Inc.,

Triton LuxTopHolding S.à r.l., and

WP Triton Co-Invest, L.P.

November 8, 2021

COORDINATION AGREEMENT

This Coordination Agreement (this “Agreement”) is made as of November 8, 2021 by and among Triton LuxTopHolding S.à.r.l. (the “Apax Investor”), CPP Investment Board Private Holdings (4) Inc. (the “CPPIB Investor”), 2684343 Ontario Limited (the “OTPP Investor”), WP Triton Co-Invest, L.P. (“WP Investor” and, together with, the Apax Investor, CPPIB Investor and OTPP Investor, the “Investor Sellers” and each an “Investor Seller”).

RECITALS

WHEREAS, the Investor Sellers are party to that certain Share Purchase Agreement, dated the date hereof (the “Share Purchase Agreement”), relating to Connect Topco Limited, a private company limited by shares and incorporated in Guernsey (“Connect Topco Limited”), among the Investor Sellers, the Management Sellers (as defined therein) and Viasat, Inc., a Delaware corporation (the “Company”), whereby the Investor Sellers will, subject to Completion, acquire the Shares (as defined herein) as set forth in the Share Purchase Agreement;

WHEREAS, each of the Investor Sellers is a party to that certain Stockholders Agreement, to be dated as of Completion (as defined below), among the Company and the Investor Sellers (the “Stockholders Agreement”) and that certain Registration Rights Agreement, to be dated as of Completion (the “Registration Rights Agreement”), among the Company, and the Investor Sellers;

WHEREAS, each of the Investor Sellers is party to that certain Amended and Restated Investment Agreement, dated as of December 9, 2019 (as amended and/or restated from time to time, including on June 9, 2020, the “A&R Investment Agreement”); and

WHEREAS, the parties hereto desire to enter into this Agreement regarding certain matters relating to the Investor Sellers’ holdings of Shares in the Company.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements hereinafter set forth, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

1 DEFINITIONS. The terms included below have the following meanings when used in this Agreement as capitalized terms:

“Affiliate” means, with respect to any specified Person, any other Person which directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, such specified Person (for the purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise).

“Beneficially Own” shall have the meaning set forth in Rule 13d-3 of the rules and regulations under the Securities and Exchange Act of 1934, as amended.

“Business Day” means any day that is not a Saturday, a Sunday or a public holiday in London, England, New York, US or Guernsey, the Channel Islands.

“Common Stock” means the Company’s common stock, par value $0.0001 per share.

“Completion” shall have the meaning set forth in the Share Purchase Agreement.

“Investor Director” means the director each Investor Group is entitled to appoint to the board of directors of Connect Topco Limited for each full 10% Relevant Percentage held by such Investor Group.

“Investor Group” means any Investor Seller or, at any time where two or more Investor Sellers are Affiliates of each other, collectively, such Investor Sellers from time to time (and of their respective legal successors in title), except, in the case of the CPPIB Investor, the operating or portfolio companies, investment funds or vehicles or investee companies shall not be considered part of the Investor Group.

“Majority Vote” means the affirmative vote of a majority of the Members (as defined below) on the Committee.

“Organized Offering” shall have the meaning set forth in the Registration Rights Agreement.

“Person” means any individual, partnership, corporation, company, association, trust, joint venture, limited liability company, unincorporated organization, entity or division, or any government, governmental department or agency or political subdivision thereof.

“Pro Rata Basis” means the percentage calculated by dividing (i) the Shares held by an Investor Seller by (ii) the Shares held in aggregate by the Investor Sellers, in each case as of the date of closing under the Share Purchase Agreement.

“Relevant Percentage” means, as of the date of determination with respect to any Investor Group, the aggregate percentage of votes that the Investor Sellers forming part of such Investor Group would be entitled to exercise on a poll at any meeting of holders of the Company Shares from time to time (subject to Clause 10.10 of the A&R Investment Agreement).

“Securities Act” means the Securities Act of 1933, as in effect from time to time.

“Shares” means the number of shares of Common Stock received by the Investor Sellers pursuant to the Share Purchase Agreement.

“Transfer” means a transfer, sale, assignment, pledge, hypothecation or other disposition (including, without limitation, by operation of law), including pursuant to the creation of a derivative security, the grant of an option or other right, in each case whether effected directly or indirectly.

“Unanimous Approval Matter” means any Investor Sellers Matter that, if approved by a Required Approval, would: (i) result in a waiver of a Regulatory Condition (as defined in the Share Purchase Agreement) by the Investor Sellers; (ii) require any Investor Seller to incur a material out of pocket expense (save for any expense provided for under the terms of any Transaction Document (as defined in the Share Purchase Agreement)); (iii) require any Investor Seller to breach any applicable law; and/or (iv) require any Investor Seller to breach the terms of any Transaction Document (as defined in the Share Purchase Agreement).

2 COMMITTEE FORMATION, MEMBERSHIP AND PURPOSE.

2.1 Committee Formation and Purpose. The Investor Sellers shall establish a coordination committee (the “Committee”) to, among other things: (i) facilitate the nomination of individual(s) to the Company’s board of directors (the “Board”); (ii) facilitate the ability of each Investor Seller to dispose of its Shares; and (iii) ensure the orderly Transfer of each Investor Sellers’ individual share holdings. The Committee shall be comprised of one representative designated by each Investor Seller (each a “Member”). The initial Committee shall consist of Gonzague de Lhoneux on behalf of the Apax Investor, Edouard Gueyffier on behalf of the CPPIB Investor, Eric Hargrave on behalf of the OTPP Investor and Max Fowinkel on behalf of the WP Investor. Each Investor Seller shall be permitted to remove or replace its designated Member upon written notice to each other Investor Seller.

2.2 Term. This Agreement shall no longer apply to any Investor Seller when such Investor Seller ceases to hold at least three percent (3%) of the outstanding shares of Common Stock of the Company. At such time, such Investor Seller’s designated Committee Members shall automatically be removed from the Committee. The Committee shall automatically be dissolved once the Investor Sellers, who at such time are subject to this Agreement, own less than ten percent (10%) of the outstanding shares of Common Stock of the Company in the aggregate.

3 DECISIONS OF THE INVESTOR SELLERS

3.1 Investor Sellers Matters. Notwithstanding anything to the contrary in the Share Purchase Agreement or the A&R Investment Agreement, as between the Investor Sellers, each Investor Seller agrees that:

3.1.1 no decision, consent and/or action to be made or taken by the Investor Sellers (as a group) pursuant to or in connection with the Share Purchase Agreement (an “Investor Sellers Matter”) shall be made or taken without the prior written consent or direction of: (i) with respect to any Unanimous Approval Matter, all Investor Sellers; and (ii) with respect to any other such decision, consent and/or action, such Investor Groups that are entitled to appoint, in aggregate, 75% or more of all Investor Directors at such time in accordance with Clause 3.2 of the A&R Investment Agreement (the “Required Approval”); and

3.1.2 if the Required Approval has been obtained with respect to an Investor Sellers Matter, each Investor Seller shall be obliged to provide and/or take any decisions, consents and/or actions required pursuant to or in connection with the Share Purchase Agreement or the A&R Investment Agreement to give effect to such Investor Sellers Matter.

3.2 Required Approval. If a decision or action is made or taken by any Investor Seller in respect of any Investor Sellers Matter other than with the Required Approval pursuant to Section 3.1.1 above, such Investor Seller shall promptly notify each other Investor Seller in writing. Any Investor Seller whose approval was required for such Investor Sellers Matter but did not previously give such approval may, in its sole and absolute discretion, give or not give a retroactive approval to such Investor Sellers Matter. If the Required Approval is not granted as a result (when taken together with the approval of any Investor Seller that was granted prior to the relevant decision or action), then the Investor Sellers shall, to the extent that it is within their power to do so, take all necessary actions to cancel or reverse such decision or action.

3.3 Disputes Between Investor Sellers. If any conflict arises between all or some of the Investor Sellers in relation to an issue or decision relating to any matter contemplated by this Section 3, such issue or decision shall be promptly escalated to senior principals of each relevant Investor Seller in accordance with Clause 3.47 of the A&R Investment Agreement in order for such issue to be discussed and resolved in good faith as soon as possible.

4 SALES, TRANSFERS AND DISTRIBUTIONS.

4.1 Underwritten Offerings.

4.1.1 Before an Investor Seller may exercise its rights under the Registration Rights Agreement to sell shares of Common Stock pursuant to an Organized Offering, such Investor Seller (the “Notifying Investor Seller”) shall notify each member of the Committee of its intent to utilize such rights at least three (3) Business Days prior to taking any action under or pursuant to the Registration Rights Agreement with respect to such offering (the “Underwritten Offering Notice,” and the Sponsors whose members received such notice, the “Recipient Investor Sellers”). An Underwritten Offering Notice must set out the number of Shares to be disposed of by the Notifying Investor Seller and the type of offering to be requested (whether a bought deal or underwritten offering).

4.1.2 Upon the receipt of an Underwritten Offering Notice by the Recipient Investor Sellers, each Recipient Investor Seller shall have the opportunity to participate in such Organized Offering on a Pro Rata Basis, subject to Section 2(b)(ii) of the Registration Rights Agreement. A Recipient Investor Seller who desires to participate in the Organized Offering must notify the Committee within two (2) Business Days of receiving the Underwritten Offering Notice. Such Recipient Investor Sellers who participate in such Organized Offering are, together with the Notifying Investor Seller, the “Participating Investor Sellers.”

4.1.3 The Participating Investor Sellers shall discuss and agree on the information to be included in any request to the Company for an Organized Offering pursuant to the Registration Rights Agreement, including which investment banks shall act as underwriters in the offering. Any decision that requires the majority consent of the holders of Registrable Securities under the Registration Rights Agreement, shall be made by the Participating Investor Sellers’ member representatives that serve on the Committee.

4.1.4 Non-Participating Investor Sellers may not provide an Underwritten Offering Notice with respect to a new Organized Offering until the earlier of (i) the closing of the offering subject to the prior Underwritten Offering Notice and (ii) 10 days following the last Underwritten Offering Notice.

4.2 Sales Pursuant to Rule 144. Notwithstanding anything in this Agreement to the contrary, the notice requirements and restrictions described in Section 4.1 shall not apply to sales made pursuant to Rule 144 of the Securities Act.

4.3 SEC Filings. In connection with the sale, purchase, transfer or distribution of an Investor Seller’s shares of Common Stock, each Investor Seller hereby agrees to provide the other Investor Sellers any reasonable and customary information required in filings required by the Securities Exchange Act of 1934, as amended.

5 BOARD DESIGNEES.

Subject to the terms and conditions set forth in Section 2 of the Stockholders Agreement:

5.1 Board Designees. In advance of any annual or special meeting of the stockholders of the Company at which any Investor Seller director is to be elected, re-elected or replaced, the Committee will meet and decide by Majority Vote, (i) the name of one individual to serve on the Board, if the Investor Sellers collectively Beneficially Own at least 10% but less than 20% of the then issued and outstanding Shares, or (ii) the names of two individuals to serve on the Board, if the Investor Sellers collectively Beneficially Own at least 20% of the then issued and outstanding Shares, provided that, in the event of a deadlock, the Members will cooperate in good faith to resolve such deadlock no later than ten (10) days following such deadlocked vote. Written notice of the Committee’s nominee(s), in the cases of each of clause (i) and (ii), shall be given to the Board’s Governance Committee no later than ninety (90) days before the first anniversary of the date the Company’s annual proxy for the prior year was mailed to the Company’s stockholders and contain the information described in Section 2(a)(iii) of the Stockholders Agreement.

5.2 Board Committees. The Committee will meet to decide by Majority Vote whether the Investor Sellers’ director designee(s) will serve on (i) the Compensation and Human Resource Committee and (ii) any other standing committees of the Board, provided that in the case of clause (ii) only, such service on additional committees is subject to the recommendation by the Governance Committee and approval by a majority of the non-Investor Seller directors, provided that, in the event of a deadlock, the Members will cooperate in good faith to resolve such deadlock no later than ten (10) days following such deadlocked vote.

6 MISCELLANEOUS.

6.1 Amendments and Waivers. Except as otherwise provided herein, the provisions of this Agreement may be amended, modified or waived only by written agreement of each of the Investor Sellers. The failure or delay of any Person to enforce any of the provisions of this Agreement will in no way be construed as a waiver of such provisions and will not affect the right of such Person thereafter to enforce each and every provision of this Agreement in accordance with its terms. A waiver or consent to or of any breach or default by any Person in the performance by that Person of his, her or its obligations under this Agreement will not be deemed to be a consent or waiver to or of any other breach or default in the performance by that Person of the same or any other obligations of that Person under this Agreement.

6.2 Changes in Company Shares. If, and as often as, there are any changes in the Shares held by the Investor Sellers by way of stock split, stock dividend, combination or reclassification, or through merger, consolidation, reorganization or recapitalization, or by any other means, appropriate adjustment shall be made in the provisions hereof as may be required so that the rights and privileges granted hereby shall continue with respect to the Shares held by the Investor Sellers as so changed.

6.3 Remedies. The parties to this Agreement will be entitled to enforce their rights under this Agreement specifically (without posting a bond or other security), to recover damages caused by reason of any breach of any provision of this Agreement and to exercise all other rights existing in their favor. The parties hereto agree and acknowledge that a breach of this Agreement would cause irreparable harm and money damages would not be an adequate remedy for any such breach and that, in addition to any other rights and remedies existing hereunder, any party will be entitled to specific performance and/or other injunctive relief from any court of law or equity of competent jurisdiction (without posting any bond or other security) in order to enforce or prevent violation of the provisions of this Agreement.

6.4 Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited, invalid, illegal or unenforceable in any respect under any applicable law or regulation in any jurisdiction, such prohibition, invalidity, illegality or unenforceability will not affect the validity, legality or enforceability of any other provision of this Agreement in such jurisdiction or in any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction as if such prohibited, invalid, illegal or unenforceable provision had never been contained herein.

6.5 Entire Agreement. Except as otherwise provided herein, this Agreement contains the complete agreement and understanding among the parties hereto with respect to the subject matter hereof and supersedes and preempts any prior understandings, agreements or representations by or among the parties hereto, written or oral, which may have related to the subject matter hereof in any way.

6.6 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, executors, administrators, successors, legal representatives and permitted assigns. The rights of an Investor Seller pursuant to this Agreement with respect to all or any portion of its Shares may be assigned (but only with all related obligations) with respect to such Shares (and any Shares issued as a dividend or other distribution with respect to, in exchange for or in replacement of such Shares) by such Investor Seller to a transferee of such Shares; provided that (i) each other Investor Seller is promptly furnished with written notice of the name and address of such transferee or assignee and the Shares with respect to which such rights hereunder are being assigned and (ii) such transferee or assignee agrees in writing to be bound by and subject to the terms set forth in this Agreement by executing and delivering an executed joinder to this Agreement in the form of Exhibit A attached hereto (a “Joinder”).

6.7 Notices. Any notice or other communication to be given under or by reason of the provisions of this Agreement will be in writing and will be deemed to have been given (i) when delivered personally to the recipient, (ii) when sent by confirmed electronic mail or facsimile if sent during normal business hours of the recipient, but if not, then on the next Business Day,

(iii) one Business Day after it is sent to the recipient by reputable overnight courier service (charges prepaid) or (iv) three Business Days after it is mailed to the recipient by first class mail, return receipt requested. Such notices and other communications will be sent to the Investor Sellers at the addresses listed below as applicable the address, or at such address or to the attention of such other Person as the recipient party has specified by prior written notice to the sending party. Any party may change such party’s address for receipt of notice by giving prior written notice of the change to the sending party as provided herein. Each Investor Seller’s address is as follows:

If to the Apax Investor:

Triton LuxTopHoldings S.à.r.l.

1-3 boulevard de la Foire

L-1528 Luxembourg

Grande Duchy of Luxembourg

Attn: Gonzague de Lhoneux

Email: gonzague.delhoneux@apax.com

If to the CPPIB Investor:

1 Queen Street East, Suite 2500

Toronto, Ontario M5C 2W5

Canada

Attn: Hafiz Lalani; Pascal Keutgens

Email: hlalani@cppib.com; pkeutgens@cppib.com

With a copy to (which shall not constitute notice to the CPPIB Investor):

CPPIB Legal Notices

Email: legalnotices@cppib.com

If to the OTPP Investor:

2684343 Ontario Limited

5650 Yonge Street, Suite 1200

Toronto, Ontario M2M 4H5

Canada

Attn: Eric Hargrave and

Email: eric_hargrave@otpp.com;

With a copy to (which shall not constitute notice to the CPPIB Investor):

OTPP legal department

Email: law_emea@otpp.com

If to the WP Investor:

WP Triton Co-Invest, L.P.

c/o Warburg Pincus LLC

450 Lexington Avenue

New York, New York 10017

Attn: Matt Bashaw

Email: notices@warburgpincus.com

or to such other address or to the attention of such other person as the recipient party has specified by prior written notice to the sending party.

6.8 Business Days. If any time period for giving notice or taking action hereunder expires on a day that is not a Business Day, the time period will automatically be extended to the Business Day immediately following such Saturday, Sunday or legal holiday.

6.9 Governing Law. All issues and questions concerning the construction, validity, interpretation and enforcement of this Agreement and the exhibits and schedules hereto will be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

6.10 MUTUAL WAIVER OF JURY TRIAL. AS A SPECIFICALLY BARGAINED FOR INDUCEMENT FOR EACH OF THE PARTIES HERETO TO ENTER INTO THIS AGREEMENT (AFTER HAVING THE OPPORTUNITY TO CONSULT WITH COUNSEL), EACH PARTY HERETO EXPRESSLY WAIVES THE RIGHT TO TRIAL BY JURY IN ANY LAWSUIT OR PROCEEDING RELATING TO OR ARISING IN ANY WAY FROM THIS AGREEMENT OR THE MATTERS CONTEMPLATED HEREBY.

6.11 CONSENT TO JURISDICTION AND SERVICE OF PROCESS. EACH OF THE PARTIES IRREVOCABLY SUBMITS TO THE NON-EXCLUSIVE JURISDICTION OF THE UNITED STATES DISTRICT COURT FOR THE DISTRICT OF DELAWARE, FOR THE PURPOSES OF ANY SUIT, ACTION OR OTHER PROCEEDING ARISING OUT OF THIS AGREEMENT, ANY RELATED AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY OR THEREBY. EACH OF THE PARTIES HERETO FURTHER AGREES THAT SERVICE OF ANY PROCESS, SUMMONS, NOTICE OR DOCUMENT BY U.S. REGISTERED MAIL TO SUCH PARTY’S RESPECTIVE ADDRESS SET FORTH ABOVE WILL BE EFFECTIVE SERVICE OF PROCESS FOR ANY ACTION, SUIT OR PROCEEDING WITH RESPECT TO ANY MATTERS TO WHICH IT HAS SUBMITTED TO JURISDICTION IN THIS PARAGRAPH. EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY OBJECTION TO THE LAYING OF VENUE OF ANY ACTION, SUIT OR PROCEEDING ARISING OUT OF THIS AGREEMENT, ANY RELATED DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY IN THE UNITED STATES DISTRICT COURT FOR THE DISTRICT OF DELAWARE, AND HEREBY AND THEREBY FURTHER IRREVOCABLY AND UNCONDITIONALLY WAIVES AND AGREES NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH ACTION, SUIT OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

6.12 No Recourse. Notwithstanding anything to the contrary in this Agreement, each Investor Seller agrees and acknowledges that no recourse under this Agreement or any documents or instruments delivered in connection with this Agreement, will be had against any current or future director, officer, employee, general or limited partner or member of any Investor Seller or any Affiliate or assignee thereof, whether by the enforcement of any assessment or by any legal or equitable proceeding, or by virtue of any statute, regulation or other applicable law, it being expressly agreed and acknowledged that no personal liability whatsoever will attach to, be imposed on or otherwise be incurred by any current or future officer, agent or employee of any Investor Seller or any current or future member of any Investor Seller or any current or future director, officer, employee, partner or member of any Investor Seller or of any Affiliate or assignee thereof, as such for any obligation of any Investor Seller under this Agreement or any documents or instruments delivered in connection with this Agreement for any claim based on, in respect of or by reason of such obligations or their creation.

6.13 Descriptive Headings; Interpretation. The descriptive headings of this Agreement are inserted for convenience only and do not constitute a part of this Agreement. The use of the word “including” in this Agreement will be by way of example rather than by limitation.

6.14 No Strict Construction. The language used in this Agreement will be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction will be applied against any party.

6.15 Counterparts. This Agreement may be executed in multiple counterparts, any one of which need not contain the signature of more than one party, but all such counterparts taken together will constitute one and the same agreement.

6.16 Electronic Delivery. This Agreement, the agreements referred to herein, and each other agreement or instrument entered into in connection herewith or therewith or contemplated hereby or thereby, and any amendments hereto or thereto, to the extent executed and delivered by means of a photographic, photostatic, facsimile or similar reproduction of such signed writing using a facsimile machine or electronic mail will be treated in all manner and respects as an original agreement or instrument and will be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. At the request of any party hereto or to any such agreement or instrument, each other party hereto or thereto will re-execute original forms thereof and deliver them to all other parties. No party hereto or to any such agreement or instrument will raise the use of a facsimile machine or electronic mail to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine or electronic mail as a defense to the formation or enforceability of a contract and each such party forever waives any such defense.

6.17 Further Assurances. In connection with this Agreement and the transactions contemplated hereby, each Investor Seller agrees to execute and deliver any additional documents and instruments and perform any additional acts that may be necessary or appropriate to effectuate and perform the provisions of this Agreement and the transactions contemplated hereby.

6.18 Effective Date. This Agreement will become effective only upon the issuance of the Common Stock upon consummation of the closing under the Share Purchase Agreement. However, prior thereto, this Agreement will terminate and become null and void automatically without any further action by any of the parties hereto immediately upon the termination of the Share Purchase Agreement pursuant to its terms.

6.19 No Third-Party Beneficiaries. No term or provision of this Agreement is intended to be, or shall be, for the benefit of any Person not a party hereto, and no such other Person shall have any right or cause of action hereunder, except as otherwise expressly provided herein.

6.20 No Partnership. This Agreement is not to be constructed as creating a partnership or an agency (except to the extent expressly described) relationship between any of the Investor Sellers.

[Signature pages follow]

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first above written.

INVESTOR SELLERS:

[Signature pages on file with Reporting Persons]

[Signature Page to Coordination Agreement]

Exhibit A

Form of Joinder

This joinder (“Joinder”) is executed by the undersigned transferee (“Transferee”) pursuant to the terms of the Coordination Agreement, dated as of November 5, 2021 (as amended from time to time, the “Coordination Agreement”), among each of the Investor Sellers party thereto. Terms used and not otherwise defined in this Joinder have the meanings set forth in the Coordination Agreement.

By the execution of this Coordination Agreement, the Transferee agrees as follows:

1. Acknowledgement. The Transferee acknowledges that Transferee is acquiring certain Shares of Common Stock of the Company from an Investor Seller, subject to the terms and conditions of the Coordination Agreement among the Investor Sellers.

2. Agreement. Transferee (i) agrees that the Shares acquired by the Transferee shall be bound by and subject to the terms of the Coordination Agreement, pursuant to the terms thereof, and (ii) hereby adopts the Coordination Agreement with the same force and effect as if he, she or it were originally a party thereto.

3. Notice. Any notice required as permitted by the Coordination Agreement shall be given to Transferee at the address listed beside Transferee’s signature below.

[TRANSFEREE]

By:
Name:
Title:

Address:

Email: __________________________________________

[Exhibit A to Coordination Agreement]